Filed Pursuant to Rule 424(b)(3)
Registration No. 333-217223

PROSPECTUS SUPPLEMENT NO. 26 JUNE 7, 2019
GRIFFIN CAPITAL ESSENTIAL ASSET REIT II
SUPPLEMENT NO. 26 DATED JUNE 7, 2019
TO THE PROSPECTUS DATED SEPTEMBER 20, 2017
This document supplements, and should be read in conjunction with, the prospectus of Griffin Capital Essential Asset REIT II, Inc. dated September 20, 2017, Supplement No. 8 dated March 19, 2018, which amended and superseded all prior supplements, Supplement No. 9 dated April 4, 2018, Supplement No. 10 dated May 3, 2018, Supplement No. 11 dated May 21, 2018, Supplement No. 12 dated June 5, 2018, Supplement No. 13 dated July 5, 2018, Supplement No. 14 dated August 6, 2018, Supplement No. 15 dated August 17, 2018, Supplement No. 16 dated August 24, 2018, Supplement No. 17 dated September 5, 2018, Supplement No. 18 dated October 3, 2018, Supplement No. 19 dated November 2, 2018, Supplement No. 20 dated December 4, 2018, Supplement No. 21 dated January 7, 2019, Supplement No. 22 dated February 6, 2019, Supplement No. 23 dated March 7, 2019, Supplement No. 24 dated April 5, 2019, and Supplement No. 25 dated May 6, 2019. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the daily net asset value, or “NAV”, per share, as determined in accordance with our valuation procedures, for each business day from May 1, 2019 through May 31, 2019, for each of our classes of common stock.
Daily Pricing Information (unaudited)
Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from May 1, 2019 through May 31, 2019.
We are exposed to the impact of interest rate changes primarily through our borrowing activities. To limit this exposure, we attempt to obtain mortgage financing on a long-term, fixed-rate basis and utilize interest rate swaps to hedge a portion of our variable rate borrowings. The significant volatility in interest rates during the month of May 2019 impacted the fair value of our interest rate swap which resulted in a non-cash, transitory loss of approximately $8.0 million or $0.03 per share offset by growth in asset valuation of approximately $6.4 million or $0.02 per share. The principal balance of our borrowings are not affected by changes in interest rates, and future increases in interest rates would have a positive impact on the fair value of our fixed rate borrowings and interest rate swaps.

Date	NAV per Share

	Class T	Class S	Class D	Class I	Class A	Class AA	Class AAA	Class E
May 1, 2019	$9.65	$9.65	$9.64	$9.64	$9.56	$9.56	$9.56	$9.56
May 2, 2019	$9.66	$9.65	$9.64	$9.64	$9.56	$9.56	$9.56	$9.56
May 3-5, 2019	$9.66	$9.66	$9.64	$9.65	$9.57	$9.57	$9.56	$9.57
May 6, 2019	$9.66	$9.66	$9.65	$9.65	$9.57	$9.57	$9.56	$9.57
May 7, 2019	$9.66	$9.65	$9.64	$9.64	$9.56	$9.56	$9.56	$9.57
May 8, 2019	$9.65	$9.65	$9.64	$9.64	$9.56	$9.56	$9.56	$9.56
May 9, 2019	$9.66	$9.65	$9.64	$9.64	$9.56	$9.56	$9.56	$9.57
May 10-12, 2019	$9.66	$9.65	$9.64	$9.64	$9.56	$9.56	$9.56	$9.56
May 13, 2019	$9.66	$9.66	$9.64	$9.64	$9.56	$9.56	$9.56	$9.57
May 14, 2019	$9.65	$9.65	$9.64	$9.64	$9.55	$9.56	$9.55	$9.56
May 15, 2019	$9.65	$9.65	$9.64	$9.64	$9.56	$9.56	$9.55	$9.56
May 16, 2019	$9.65	$9.65	$9.63	$9.63	$9.55	$9.55	$9.55	$9.56
May 17-20, 2019	$9.65	$9.65	$9.64	$9.64	$9.55	$9.56	$9.55	$9.56
May 21, 2019	$9.66	$9.65	$9.64	$9.64	$9.56	$9.56	$9.55	$9.56
May 22, 2019	$9.66	$9.66	$9.64	$9.64	$9.56	$9.56	$9.56	$9.56
May 23, 2019	$9.65	$9.65	$9.64	$9.64	$9.56	$9.56	$9.55	$9.56
May 24-27, 2019	$9.65	$9.65	$9.63	$9.63	$9.55	$9.55	$9.55	$9.56
May 28, 2019	$9.65	$9.65	$9.64	$9.64	$9.55	$9.55	$9.55	$9.56
May 29, 2019	$9.65	$9.64	$9.63	$9.63	$9.55	$9.55	$9.54	$9.55
May 30, 2019	$9.65	$9.65	$9.63	$9.63	$9.55	$9.55	$9.55	$9.55
May 31, 2019	$9.64	$9.64	$9.63	$9.63	$9.54	$9.54	$9.54	$9.55

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-217223

On any business day, our share sales are made based on the day’s applicable NAV per share. On each business day, our NAV per share for each class of common stock is (1) posted on our website,  www.gcear.com, (2) made available on our toll-free, automated telephone line, 1-888-926-2688, and (3) made available on www.nasdaq.com.